April 12, 2005
Mail Stop 0305

Via U.S. Mail and Facsimile

Richard Dutkiewicz
Chief Financial Officer
New World Restaurant Group, Inc.
1687 Coles Blvd.
Golden, Colorado 80401

RE:	New World Restaurant Group, Inc. (the "Company")
	Form 10-K for the fiscal year ended December 28, 2004
	File No. 0-27148

Dear Mr. Dutkiewicz:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief
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Richard Dutkiewicz
New World Restaurant Group, Inc.
April 8, 2005
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